Exhibit 99.1

News Release

Media Relations contact:
Dave Thompson, 678 579 5298
dave.thompson@mirant.com

Investor Relations contact:
Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

March 14, 2006

Mirant Reports 2005 Year-End Results

ATLANTA – Mirant Corporation (NYSE: MIR) today reported a net loss of $1.3 billion for the year ended December 31, 2005. This loss reflects the recognition in 2005 of $1.4 billion of interest expense on liabilities subject to compromise for the period from the company’s bankruptcy filing on July 14, 2003 through December 31, 2005. The loss also includes other significant impacts of the company’s Plan of Reorganization, which was confirmed by the U.S. Bankruptcy Court on December 9, 2005. Mirant emerged from bankruptcy on January 3, 2006.

Adjusted EBITDA for the period was $779 million. Adjusted EBITDA excludes non-recurring charges, such as bankruptcy restructuring charges and unrealized gains and losses associated with the company’s hedging activities.

Cash from operations for 2005 was $33 million, reflecting strong results from business operations. These results were offset by significant uses of cash for collateral postings of $305 million and payments of $171 million for professional fees and other expenses related to bankruptcy.

As of March 3, 2006, the company’s total liquidity (defined as unrestricted cash and cash equivalents plus credit facility availability) was approximately $2.1 billion, an increase of $597 million since December 31, 2005. The company’s total debt balance is currently $4.2 billion, net of a term loan cash collateral account of $200 million.

During its analyst meeting today, the company will provide an adjusted EBITDA outlook for 2006 in the range of $1.1 billion to $1.3 billion. This guidance is sensitive to a variety of factors, including, but not limited to, weather, operational performance and realized power and fuel prices.

Additionally, the company will discuss its current hedge profile, which will reflect a transaction it executed in January with Goldman Sachs/J. Aron. The transaction serves to hedge a significant portion of the expected on-peak generation from the company’s Mid-Atlantic baseload, coal-fired generation assets. Under the transaction, Mirant sold forward approximately 80 percent in 2007 and 50 percent in each of 2008 and 2009 of the expected on-peak generation from these assets. The transaction was structured so that the company was not required to post any cash collateral at execution and has no on-going cash collateral obligations with respect to the forward power sales.

“Mirant emerged from bankruptcy with one of the strongest balance sheets and liquidity positions in its sector,” said Edward R. Muller, Mirant’s chairman and chief executive officer. “The company’s strong financial position, strategic assets in certain markets and its execution capabilities, coupled with the recently completed strategic hedge transaction, position us well.”

Mirant will host an analyst meeting to discuss its 2005 financial results and outline business priorities from 9:00 a.m. to 11:00 a.m. today. Investors, media and the public are invited to listen to the event by dialing 800.573.4752, and entering pass code 58953114, or by logging onto www.mirant.com. A recording of the event will be available for playback on this site.

Appendix Table 1

The following table provides a reconciliation of Adjusted EBITDA to Net Loss for the year ended December 31, 2005.

Year Ended
December 31, 2005
(in millions)

Net Loss	$(1,307)
Plus:
Provision for income taxes	123
Interest expense, net	1,480
Amortization of Transition Power Agreements	(14)
Depreciation and amortization	307
EBITDA	589
Adjusted for:
Cumulative effect of changes in accounting principles	16
Loss from discontinued operations, net	7
Reorganization items, net	72
Other expense, net	59
Impairment losses on minority owned affiliates	23
Gains on sales of investments, net	(45)
Other impairment losses and restructuring charges	23
Loss (gain) on sale of assets, net	18
Unrealized mark-to-market (gains) losses	17
Adjusted EBITDA	$779

EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for impairment losses, restructuring charges, gains (losses) on sales of assets, other income (expense) and unrealized mark-to-market gains (losses). Management and some members of the investment community utilize EBITDA and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating adjusted EBITDA, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Appendix Table 2

The following table provides a reconciliation of Adjusted EBITDA guidance to expected Cash Flow from Operations for the year ending December 31, 2006.

	Year Ending
	December 31, 2006
	(in millions)
	Low	High
Adjusted EBITDA	$1,100	$1,300
Plus:
Working capital	194	194
Interest payments	(289)	(289)
Tax payments	(121)	(121)
Adjusted cash flow from operations	884	1,084
Cash payments under Plan of Reorganization	(951)	(951	)(1)
Cash flow from operations	$(67)	$133

(1)   The cash payments required under the Plan of Reorganization were primarily funded from the proceeds of the company’s exit financing that was completed in January 2006.

Adjusted cash flow from operations is a non-GAAP financial measure. Adjusted cash flow from operations represents operating cash adjusted for cash payments related to the company’s Plan of Reorganization and its exit from bankruptcy. Management and some members of the investment community utilize adjusted cash flow from operations to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Appendix Table 3

The following table provides a reconciliation of total debt at March 3, 2006 to total debt as reported at December 31, 2005.

	(in millions)

As reported total debt at December 31, 2005	$3,733
Plus:
Senior secured term loan executed January 3, 2006	700
Mirant Trinidad Investments notes due February 1, 2016	100
Less:
Mirant Trinidad Investment notes due January 31, 2006	(73)
Amortization of Sual and Pagbilao project loans	(80)
Other	(6)
Current total debt at March 3, 2006	$4,374
Less:
Cash collateral account supporting senior secured term loan	(200	)(1)
Current total debt at March 3, 2006, net of term loan cash collateral account	$4,174

(1)   At closing of the $700 million senior secured term loan, $200 million of the draw was deposited into a cash collateral account to support the issuance of letters of credit under the senior secured term loan.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,500 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected; Mirant’s pursuit of potential business strategies, including the disposition or utilization of assets; changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant’s subsidiaries and affiliates;

increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset hedging and optimization activities as expected; weather and other natural phenomena, including hurricanes and earthquakes; war, terrorist activities or the occurrence of a catastrophic loss; environmental regulations that restrict Mirant’s ability to operate its business; deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission; political factors that affect Mirant’s international operations, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable Mirant to make debt service and other payments; the resolution of claims and obligations that were not resolved during the Chapter 11 process that may have a material adverse effect on Mirant’s results of operations and other factors discussed in Mirant’s Form 10-K.

Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance is an estimate as of today’s date, March 14, 2006, and is based on assumptions believed to be reasonable as of such date. Mirant expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.